EXHIBIT 10.4

June 6, 2005


Messrs:           Larry B. Anderson
                  Bruce Mogel
                  James T. Ligon

           Re:    Letter of Amendment to Employment Agreements

Dear Sirs:

This is to confirm the amendment to your respective Employment Agreements, dated February 22, 2005, as a result of the June 1, 2005, Amended Stock Purchase Agreement between Integrated Healthcare Holdings, Inc. (IHHI) and the Orange County Physicians Investment Network (OC-PIN). (A complete and executed copy of that Agreement is attached hereto as Exhibit A.)

By virtue of that Agreement your Employment Agreements are amended in sections
5.2 and 5.3, to provide that,

There shall be a 3-year severance payment (instead of 1-year currently provided for), payable in a lump sum at employees request, if any of the three of you are terminated without cause or if any of the three of you resign for good cause. The severance amount shall be three years' compensation beginning from the date of this Agreement, (June 1, 2005) and shall be reduced by one month for each month employed thereafter. However, the severance shall not be reduced to less than 12 months. For the purposes of this Amendment, "good cause" shall mean that OC-PIN has requested an executive to engage in an illegal act or violation of any law, rule, regulation or accounting principle applicable to IHHI (each, a "Violation"), that IHHI's counsel or auditors has confirmed that such request is a Violation and OC-PIN persists in making the request following receipt of notice of the improper nature of the request.

Additionally, the Form of Severance Agreement applicable to your Employment Agreement is hereby modified to the Form included herewith and made a part hereof as Exhibit B.



           June 9, 2005                     /s/ Anil V. Shah
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Date                                        Anil V. Shah
                                            Chairman of the Board of IHHI